EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

InterVideo, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of InterVideo, Inc. to be filed on or about July 29, 2003, of our report dated May 30, 2003, relating to the consolidated balance sheets of InterVideo, Inc. and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of operations, redeemable preferred stock, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, dated July 16, 2003 and filed on July 17, 2003.

Our report dated May 30, 2003, contains an explanatory paragraph that refers to a restatement of the consolidated financial statements as of December 31, 2001, and for each of the years in the two-year period ended December 31, 2001, which consolidated financial statements were previously audited by other auditors who have ceased operations, and to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002.

/s/    KPMG LLP

Mountain View, California

July 28, 2003